Exhibit (p)(2)

38. CODE OF ETHICS

Risk Addressed by Policy:

GreenFi’s Clients are harmed resulting from fraudulent and deceptive personal trading in securities by Covered Persons and the giving and receipt of gifts and/or entertainment by employees results in the appearance of impropriety or a conflict of interest

Risk Level:	High
Relevant Law and Other Sources:	Rule 17j-1 under the 1940 Act; Section 204A of the Advisors Act; Rule 204A-1 under the Advisor Act; Form N-1A and N-2, FINRA Rules 2820, 2830, and 3060; Rule 204-2(a)(13)(i)

POLICY
GreenFi's policy is to adopt and maintain a Code of Ethics governing Covered Person conduct with respect to ethics, personal securities transactions and gifts & entertainment. The Code of Ethics, attached as Appendix A and incorporated fully by reference, contains provisions specifically directed to Covered Persons, whereas these policies and procedures are intended to govern the actions of the CCO in relation to the administration of the Code of Ethics

BACKGROUND & DESCRIPTION
Various federal and state securities laws and Rule 204A-1 under the Advisors Act require investment advisors to adopt a code of ethics to set forth standards of conduct for compliance with federal securities laws and to address personal securities trading.

RESPONSIBILITY

The CCO is responsible for the implementation and monitoring of GreenFi’s Code of Ethics (including associated practices, disclosures and recordkeeping).  The CCO may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates) but oversight and ultimate responsibility remain with the CCO.

PROCEDURE
GreenFi has adopted various procedures to implement GreenFi’s Code of Ethics and reviews to monitor and ensure that GreenFi’s policy is observed, implemented properly and amended or updated, as appropriate.

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The CCO shall promptly provide all Covered Persons with a copy of the Code. In addition, the CCO must maintain the Acknowledgement contained within the Code of Ethics which all persons covered by the Code must complete initially at hire and each year thereafter.

●	The CCO will provide the Code of Ethics of any Reportable Fund to relevant Access Persons

●	The CCO shall identify all Access Persons and Temporary Access Persons and inform them of their obligations promptly

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In determining whether to approve a Personal Trade Request (“PTR”), the CCO will determine, in good faith, whether the Access Person knows, or should know, that a Client account would be engaging in a transaction involving such a Security within a day of submitting the PTR. Additionally, the CCO should assess whether any potential conflict of interest exists with respect to the Security at issue. The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted

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On a quarterly basis, the CCO will provide to all Access Persons electronically, the forms contained within the Code of Ethics with respect to personal securities transactions. The CCO will track and monitor the provision of those forms and will address any failures to comply with the transaction reporting requirement

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The CCO will, on a quarterly basis, compare all reported personal securities transactions and pre-clearance requests with Clients’ completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination

●	If the CCO finds that a Code violation has occurred, the CCO must report the possible violation to Senior Management

●	The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports

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At the time of hire, and on an annual basis thereafter, the CCO will provide to all Access Persons the forms contained within the Code of Ethics with respect to personal securities holdings. The CCO will track and monitor the provision of those forms and will address any failures to comply with the holdings reporting requirement

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At least annually, the CCO must furnish to Senior Management and the Executive Committee a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code

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The CCO will annually review the content and format of the Code and make any modifications necessary to maintain the reasonableness of its policies and procedures to prevent and detect violations of the Code and relevant rules of law. An updated Code of Ethics will be provided to all Access Persons on an annual basis

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The CCO will review all disclosed Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies (“outside business activity”) in relation to potential conflicts of interest.  The CCO in conjunction with Senior Management and the Executive Committee will make a determination with respect to whether to approve or deny an outside business activity request in light of GreenFi’s status as a fiduciary.

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Any gifts or accommodations in excess of the de minims amount are required to be submitted to the CCO for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials

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Any preferential treatment extended to an GreenFi Covered Person (for example, offer of a discount) by an GreenFi business contact must be pre-approved by the CCO before proceeding with the transaction

●	The CCO must review each PTR and record the decision regarding the request. The general standards for granting or denying pre-clearance are contained within the Code of Ethics

●	The CCO shall maintain duplicate copies of trade confirmations and periodic statements directed to GreenFi by Access Persons in accordance with the Code of Ethics

●	Access persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities

●	The CCO will monitor the holding periods of any Access Persons Securities to ensure that no Security held by a Client is purchased and sold within the period prescribed by the Code of Ethics

APPENDIX A
GreenFi’s Code Of Ethics

INTRODUCTION
Mission Investment Advisors LLC (“GreenFi”), in accordance with the requirements of Rule 204A of the Investment Advisors Act of 1940 (the “Advisors Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of GreenFi’s Covered Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisors Act and establishes reporting requirements for these Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.

About GreenFi

GreenFi is an investment advisor registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisor Act. GreenFi acts as investment advisor to Clients who are entities including investment companies registered under the Investment Company Act of 1940 (the “Company Act”).

Who is Covered by the Code?

This Code applies to all employees and senior managers of GreenFi or other persons (hereinafter “Covered Persons”) as determined by GreenFi’s Chief Compliance Officer (“CCO”). It is the responsibility of each Covered Person to immediately report to GreenFi’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law.  If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person. GreenFi will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code
There are three reporting forms that Access Persons have to fill out under this Code: Annual Holdings and Certification Report: Appendix A-4 (Form of)
Quarterly Transactions Report: Appendix A-5. (Form of)

Acknowledgement of Code of Ethics (which must be renewed on a yearly basis): Appendix A-6 (Form of)

Copies of these forms are attached to this Code for reference, however the Advisor’s procedures for compliance reporting and monitoring will be done electronically.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

GENERAL FIDUCIARY  PRINCIPLES

ACTING AS A FIDUCIARY

It is the policy of GreenFi to act in the best interest of its Clients and on the principles of full disclosure, good faith and fair dealing. GreenFi recognizes that it has a fiduciary duty to its Clients. Acting as a fiduciary requires that GreenFi, consistent with its other statutory and regulatory obligations, act solely in the Clients’ best interests when engaging in activities on behalf of Clients. GreenFi and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties.  To this end, the following principles apply:

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All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations

●	GreenFi must have a reasonable basis for decisions it makes for its Client

●	GreenFi must ensure that its investment decisions are consistent with Client’s investment objectives, policies and any disclosures made to Clients

●	All Covered Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of Clients

●	Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use Client opportunities for personal gain

●	Covered Persons must be loyal to the Clients and place the interests of the Clients above their own

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GreenFi treats violations of this Code very seriously.  If you violate this Code, GreenFi may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing

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Improper trading activity can constitute a violation of this Code.  You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no Clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Do not guess at the answer.

COMPLIANCE WITH  THE FEDERAL SECURITIES LAWS
Covered Persons are required to comply with applicable federal securities laws at all times.  Examples of applicable federal securities laws include:

● The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder
● The Investment Advisors Act of 1940 and the SEC rules thereunder
● The Investment Company Act of 1940 and the SEC rules thereunder
● Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of Client non-public information)
● The Bank Secrecy Act, as it applies to mutual funds and investment Advisors, and the SEC and Department of the Treasury rules thereunder

CONFLICTS OF INTEREST

PERSONAL CONFLICTS

All Covered Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of GreenFi or its Clients. A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving GreenFi or any of its Clients. A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.

In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between GreenFi or any of its Clients and the customer involved. Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a Client to profit personally, directly or indirectly, as a result.

CONFLICT OF INTEREST BETWEEN GREENFI AND A CLIENT
In certain instances, GreenFi’s relationship with a Client may require GreenFi to place the Client’s interest above its own interests. If a Covered Person becomes aware of a situation where GreenFi’s pursuit of its own interests in a transaction appears to conflict with its obligations to a Client, he or she should bring the situation to the immediate attention of the CCO.

THE APPEARANCE OF A CONFLICT OF INTEREST MUST BE AVOIDED
All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

●	That GreenFi was serving its own interests or one Client’s interests at the expense of anoth

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That business with Clients or GreenFi was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits

If a Covered Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Covered Person should inform his or her manager immediately.

OUTSIDE BUSINESS ACTIVITIES
All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to GreenFi. Approval must be obtained through the CCO and will ordinarily require consideration by senior management of GreenFi. GreenFi can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of GreenFi.

PREFERENTIAL TREATMENT
Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

BORROWING
Covered Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with GreenFi.

GIFTS AND GRATUITIES
No Covered Person may accept or receive on their own behalf or on behalf of GreenFi any gift or other accommodation which has a value in excess of a de minimis amount (currently $500) from any vendor, broker, public company, securities salesman, Client or prospective Client (a “business contact”). No Covered Person may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of a Covered Person. Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials. Any gifts or accommodations in excess of $500 amount must be recorded on the GreenFi Gift Log and submitted to the recipient’s supervisor for approval.

Access Persons who are also registered representatives of GreenFi Financial, should remember they they are subject to FINRA’s $100 gift limit and should be able to demonstrate when a gift given or received is a gift of the advisor or the broker dealer.

No Covered Person may give on their own behalf or on behalf of GreenFi any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal and customary business entertainment.

All gifts, given and received, must be reported on the quarterly transaction report form.

ENTERTAINMENT AND MEALS
Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused.    Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

GENERAL
STANDARDS OF BUSINESS CONDUCT

Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards.  Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to GreenFi and its reputation.

COMMUNICATIONS WITH CLIENTS
All communications with Clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with GreenFi’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.

DISCLOSURE OF CONFIDENTIAL INFORMATION
In the course of conducting business, Covered Persons may become privy to confidential information about GreenFi, its present and prospective Clients, and Reportable Fund agents. It is a violation of this Code and in some cases may be a violation of Federal law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of GreenFi. Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of GreenFi. Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

CLIENT AND INVESTOR INFORMATION
Clients and investors in the parent of GreenFi have the right to expect GreenFi and its Covered Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with GreenFi’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

COMPANY INFORMATION
Confidential information about GreenFi, its parent or other affiliated companies, that is obtained by a Covered Person, including its Clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of GreenFi.

Discretion should always be used when handling confidential Client information or company information, and such information should never be disseminated to an unauthorized person. Covered Persons are reminded that when it is necessary to carry sensitive information off GreenFi’s premises, they should take appropriate care for its security. Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Covered Persons who take documents or computer files off the premises to work at home should return all such materials to GreenFi upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

CORPORATE ASSETS
All information, products and services connected to or generated by GreenFi as a business are considered corporate assets to which GreenFi has ownership rights. Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, Client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively GreenFi’s property both during employment and after the Covered Person leaves GreenFi.  Accordingly, all Covered Persons are expected to protect GreenFi’s ownership or property including all information, products, and services and to return all information to GreenFi at the termination of employment.

Further, Covered Persons are prohibited from misusing GreenFi’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving GreenFi. Before beginning employment with GreenFi, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

MONEY LAUNDERING
In connection with GreenFi’s Anti-Money Laundering Policies and Procedures, every Covered Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, Covered Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering.  Any suspicious deposit or customer activity which causes a Covered Person concern about the source of an investor’s funds should be promptly reported to the CCO.

BRIBERY
Under federal law, it is illegal for GreenFi or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:

●	An official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government

●	A political party or official thereof, or a candidate for political office

●	Any other person the payor knows or has reason to know will pay or give the money or value to those listed above
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Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for GreenFi, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Covered Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

POLITICAL CONTRIBUTIONS AND AFFILIATIONS POLICY
Elected officials who allow political contributions to play a role in the management of assets and who use the assets to reward contributors violate the public trust. Moreover, they undermine the fairness of the process by which public contracts are awarded. Similarly, investment advisors that seek to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials compromise their fiduciary duties to the pension plans they advise and defraud prospective clients. These practices, known as “pay-to-play,” distort the process by which advisors are selected. Rule 206(4)-5 is a necessary and appropriate measure to prevent fraudulent acts and practices in the market for the provision of investment advisory services to government entities by prohibiting investment advisors from engaging in pay-to-play practices. The rule provides specific prohibitions to help ensure that advisor selection is based on the merits, not on the amount of money given to a particular candidate for office, while respecting the rights of industry participants to participate in the political process.

POLICY

It is unlawful for the Advisor or its Covered Persons to contribute, coordinate, or solicit political contributions to an official of a government entity that the Firm is seeking to provide or providing advisory services. This prohibition extends to contributions to PACs and political parties for state and local jurisdictions.

Violating this policy will result in the Advisor being prohibited, by the SEC, from providing investment advisory services to a government entity for two years after the contribution.

Notwithstanding this policy, it is never permitted for any employee to make, direct, or solicit any other person to make any political contribution or provide anything else of value for the purpose of influencing or inducing the obtaining or retaining of investment advisory business.

CONTRIBUTION LIMITATIONS

Access Persons are permitted to contribute up to $150 to candidates for whom they are not eligible to vote and $350 to candidates for whom they are eligible to vote. While pre-clearance is not required for contributions above the de minimis allowances, any contribution exceeding such amounts may disqualify GreenFi from collecting advisory fees from any government entity to which it provides investment advice for two years. Access Persons should be aware of this disqualification when making political contributions above the de minimis amounts.

Procedure: Complying with the SEC Pay-to-Play rule is critical to the success of the Advisor. Failure to comply with the Advisor’s pay-to-play policy will have ramifications up to and including termination.

The Advisor's Code of Ethics addresses conflicts of interest and that the appearance of a conflict can be as damaging to the Firm as an actual conflict. The same applies with pay-to-play.

Because GreenFi’s core business lines do not involve the solicitation of covered government entities, pre-clearance of political contributions is not required.  However, Covered Persons must report all political contributions either cash, in-kind, or otherwise, made by a Covered Person, their spouse, or other members of the Covered Person’s household via the quarterly personal securities transaction report disseminated quarterly.

It is important to note that contributions made by family members are also covered by the rule and  must be reported quarterly. Remember, a Covered Person cannot do through others what they cannot do directly. If a Covered Person’s spouse or other member of their household writes a check out of a joint checking account, it is as if the Covered Person wrote the check.  The Compliance Team may conduct internet searches in order to verify that the Firm's policy is being followed and that it remains in compliance with the SEC rule.

Definitions:

A "government official" is one who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an advisor by a government entity or has the authority to appoint an advisor. Keep in mind that it is the scope of the government official’s authority, not whether or not he or she uses it.

A "government entity" means any state or local government; any agency, authority, or instrumentality of a state or local government, any pool of assets sponsored by a state or local government, and any participant-directed government plans such as 529 plans.

A "contribution" includes any gift, subscription, loan, advance, deposit of monies or anything of value, including transition or inaugural expenses. In-kind contributions include payment for services or the use of the firm's or individual's resources to benefit a campaign or committee.

"Coordinating contributions" means bundling, pooling, delivering, or otherwise facilitating the contributions made by other persons to a government official of a government entity.

New employees

Because the SEC rule has a two-year "look back" provision, a political contribution made by an employee prior to his or her association with the firm could be a disqualifying factor that will impact the ability of the firm to provide advisory services for a fee to a government entity. Therefore, the due diligence regarding a new hire, lift-out, or merger must include the disclosure of all political contributions made by the new hire for the last two years.  Any offer letter must include the firm's prohibitions against political contributions.

Record Keeping per the SEC rule:

●	Names, titles, business and residence addresses of all employees

●	List of government entities that the firm has or is providing advisory services. Entities stay on list for five years after the account has been terminated

●	List of direct and indirect contributions. In chronological order, name and title of contributor, name and title of the recipient, amount and date of contribution and whether or not the contribution was returned

●	Records of testing and validation of the procedure

Responsibility and Verification: The CCO is responsible for the implementation and oversight of this policy.

RESTRICTIONS ON PERSONAL TRADING ACTIVITY

GENERAL POLICY
No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired”:

1.   Employ any device, scheme or artifice to defraud

2.   Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading

3.   Engage in any act, practice or course of business that operates or would operate as fraud or deceit

4.   Engage in any manipulative practice

PROHIBITION AGAINST INSIDER TRADING
As further detailed within GreenFi’s Inside Information & Trading Policies and Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading.   Generally,  the  “insider  trading”  doctrine  under  U.S.  federal  securities  laws  prohibits  any  person (including investment advisors) from knowingly or recklessly breaching a duty owed by that person by:

● Trading while in possession of material, nonpublic information

● Communicating (“tipping”) such information to others

● Recommending the purchase or sale of securities on the basis of such information

● Providing substantial assistance to someone who is engaged in any of the above activities

This means that Covered Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities.   Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services). Please refer to GreenFi Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.

INVESTMENT PERSONNEL PRE-CLEARANCE OF INVESTMENTS IN IPOS OR LIMITED OFFERINGS
Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from GreenFi’s CCO. In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) a form of which is included as Appendix A-3. The CCO must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for Client accounts, and whether any conflict of interest exists amongst the Investment Personnel, GreenFi or its Clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the following three (3) business days. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. Generally, Access Persons of GreenFi do not have access to any real-time trade information regarding the Fund, as it is sub-advised by an unaffiliated third party.

RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS BY ACCESS PERSONS
Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all securities transactions, other than for exempt securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

PRE-CLEARANCE
Access Persons may purchase and sell securities without obtaining pre-clearance except in limited circumstances as described below. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

When and how pre-clearance must be obtained

An Access Person must obtain the prior written approval of the Chief Compliance Officer before engaging in transactions in his or her Personal Account in certain reportable securities (as outlined below).  The following transactions are subject to this pre-clearance requirement:

 ●      Direct or indirect purchase of Beneficial Ownership in a security in an initial public offering
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Direct or indirect purchase of Beneficial Ownership in a security in a limited offering exempt from registration under the Securities Act of 1933, which includes but is not limited to, U.S. and offshore hedge funds, private equity funds and venture capital funds options or shares in connection with service on a board or directors, options, commodities, futures contracts or other securities not publicly traded, transactions involving real estate for investment purposes jointly in partnership with another person, or investments in any other private business; and

Even if approval is obtained, Access Persons must not buy or sell, or recommend that others buy or sell, securities of a company if the Access Person has material non-public information about the company in question.

As a matter of best practice, any requests for pre-clearance made by the Chief Compliance Officer should be reviewed and either approved or denied by a member of GreenFi’s staff.

Pre-clearance is not required to be submitted with respect to any transactions effected pursuant to any Personal Account over which the Access Person has (or had) no direct or indirect influence or control.

When pre-clearance will be denied

The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

REPORTING REQUIREMENTS & PROCEDURES
In order to provide GreenFi with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

INITIAL AND ANNUAL HOLDINGS REPORTS
Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in a form similar to Appendix A-4. Each holdings report must contain, at a minimum, (a) the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security (other than an exempt security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any securities other than exempt securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an

Access Person, and the Annual Holdings Report shall be submitted no later than July 1 of every year and must be current as of a date no more than 45 days prior to the date the report is submitted.

QUARTERLY TRANSACTION REPORT
Each Access Person shall submit reports substantially in the form attached hereto as Appendix A-5 to the CCO, showing all transactions in securities (other than exempt securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any securities, other than exempt securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form.  The Report must include the date on which such report was submitted to the CCO.

Administration of the Code

The CCO’s Duties and Responsibilities are contained within the Code of Ethics Policies & Procedures section of GreenFi’s Compliance Manual.

Miscellaneous

Confidentiality

GreenFi will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code.  Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

The “should have known” standard

For purposes of this Code, the “should have known” standard does not:

 ●      Imply a duty of inquiry

●	Presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Client’s investment strategies

●	Impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions

APPENDIX A-1.

DEFINITIONS
The definitions and terms used in this Code are intended to mean the same as they do under the Advisors Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisors Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisors Act or other federal securities laws, as applicable, should be followed.

Access Person means: (i) every member of senior management of GreenFi, (ii) every Covered Person of GreenFi who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any Client, or has access to nonpublic information about the portfolio holdings of any Client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not an Covered Person of GreenFi, such as consultants) who is subject to GreenFi’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any Client, or has access to nonpublic information about the portfolio holdings of any Client. Temporary Access Persons as defined below are not considered Access Persons.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic
Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.  Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

●
A member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation)

●	A relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence

●
A relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially)

 ●      An investment account over which an Access Person has investment control or discretion

 ●      A trust or other arrangement that names an Access Person as a beneficiary

●
A non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Covered Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of GreenFi. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per of the voting securities of GreenFi shall be presumed to control GreenFi. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Covered Person includes all employees and senior management of GreenFi or other persons as determined by the CCO.

Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel means (i) any Covered Person of GreenFi (or of any company in a control relationship to GreenFi) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a Client, (ii) any natural person who controls GreenFi and who obtains information concerning recommendations made regarding the purchase or sale of securities by a Client.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which GreenFi serves as an investment advisor or whose investment advisor or principal underwriter controls GreenFi, is controlled by GreenFi, or is under common control with GreenFi. A Reportable Fund includes registered investment companies that are sub-advised by GreenFi. Any reportable funds are defined in Appendix A-2.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Temporary Access Person means any person not employed on a full-time basis by GreenFi performing services for a period of less than 30 business days in a calendar year.